Exhibit 99.1

Press Release

September 24, 2019	For Further Information Contact: George Lancaster +1-713-966-7676 george.lancaster@hines.com Ewa Borkowska Hines Polska (48 22) 351 24 00 ewa.borkowska@hines.com

HINES GLOBAL INCOME TRUST EXPANDS ITS PORTFOLIO IN NORTHERN POLAND

(WARSAW, POLAND) Hines, the international real estate firm, is pleased to announce Hines Global Income Trust, Inc. (“Hines Global”) has acquired a modern logistics park with an area of over 30,000 square meters near Gdańsk. The property, purchased on September 24, 2019 from the investment platform The SEGRO European Logistics Partnership (“SELP”), will be managed by Hines Polska.

The logistics centre consists of two high-class warehouse buildings with a total area of 32,237 square meters. The buildings were constructed in 2013 and 2015, and are fully leased to two tenants.which utilize the location to service the Tri-City area. Żabka Polska, the largest chain of small convenience stores in Poland, occupies 25,500 square meters of building space. The remaining area is leased to DB Schenker, a German global leading logistics provider specialising in comprehensive supply chain management offering not only warehousing, but also freight forwarding and transport solutions.

The investment is located in Pruszcz Gdański, in the vicinity of the Rusocin junction, providing direct access to the Tri-City ring road and A1 Motorway. The property is only 11 km away from the Gdańsk city center.

Sherri Schugart, Chief Executive Officer of Hines Global, added: “Hines Global Income Trust is excited about entering the Polish logistics market, gaining access to a strategic distribution node, and expanding our Pan-European warehouse portfolio.”

“The logistics centre in Pruszcz Gdański is distinguished by its excellent location and stable tenants. I am very glad this investment marks our presence in the Tri-City logistics market,” said Wojciech Rumian, Vice President of the Management Board of Hines Polska.

“The sale of the park in Gdańsk is one of the elements of our company’s strategy focusing on major warehouse markets in Poland. We are confident that Hines has made a prudent investment purchase” said Bożena Krawczyk, Investment Director for Central Europe at SEGRO.

During the transaction Hines was advised by the law firm Linklaters, the tax adviser Crido and the technical adviser DIL Polska Baumanagement Sp. z o.o.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinessecurities.com/current-offerings/hgit/.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 219 cities in 23 countries. Hines has approximately $124.3 billion of assets under management, including $63.8 billion for which Hines provides fiduciary investment management services, and $60.5 billion for which Hines provides third-party property-level services. The firm has 148 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,362 properties, totaling over 449 million square feet. The firm’s current property and asset management portfolio includes 514 properties, representing over 222 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most respected real estate organizations in the world. Visit www.hines.com for more information.